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Exhibit No. 99.2
Consent of Person About bo Become a Director


December 8, 1997

Board of Directors
Topro, Inc.
2525 W. Evans Avenue
Denver, CO 80219

Re: Consent of Director Nominee

Dear Sirs:

     I hereby consent to be named as a nominee for election to the Board of Directors of Topro, Inc. in the Proxy Statement of Topro, Inc. I understand that the Proxy Statement has been or will be filed with the Securities and Exchange Commission and will be incorporated by reference into the Topro, Inc. Form S-3 Registration Statement, File No. 333-38201, resulting in disclosure of my nomination for election in such registration statement.


Sincerely yours,



/s/ Rick L. Schleufer